EXHIBIT 5.1
July 22, 2014
Calpine Corporation
717 Texas Avenue, Suite 1000
Houston, Texas 77002
Ladies and Gentlemen:
We have acted as counsel to Calpine Corporation, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3ASR (File No. 333-197288) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 8, 2014, a Prospectus, dated July 8, 2014, forming part of the Registration Statement (the “Base Prospectus”), a Prospectus Supplement, dated July 8, 2014, relating to the issuance of (i) $1,250,000,000 in aggregate principal amount of the Company’s 5.375% Senior Notes due 2023 (the “2023 Notes”) and (ii) $1,550,000,000 in aggregate principal amount of the Company’s 5.750% Senior Notes due 2025 (the “2025 Notes” and together with the 2023 Notes, the “Securities”), filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). The Securities will be issued pursuant to an Indenture (the “Base Indenture”), dated July 8, 2014, between the Company, as issuer, and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by (x) the First Supplemental Indenture thereto, dated July 22, 2014, governing the 2023 Notes (the “2023 Supplemental Indenture”), between the Company and the Trustee and (y) the Second Supplemental Indenture thereto, dated July 22, 2014, governing the 2025 Notes (the “2025 Supplemental Indenture”), between the Company and the Trustee (the Base Indenture, as supplemented by the 2023 Supplemental Indenture and the 2025 Supplemental Indenture, the “Indenture”). In connection with the issuance of the Securities, the Company and Morgan Stanley & Co. LLC, as representative of the several Underwriters named in the Underwriting Agreement, acting severally and not jointly (the “Underwriters”), entered into an Underwriting Agreement, dated July 8, 2014 (the “Underwriting Agreement”).
As counsel to the Company, we have reviewed the originals, or copies identified to our satisfaction of (i) the Registration Statement, (ii) the Prospectus, (iii) the Indenture, (iv) the Securities, (v) the Underwriting Agreement and (vi) such certificates of officers of the Company, and the originals (or copies thereof, certified to our satisfaction) of such corporate documents and records of the Company and such other documents, records and papers as we have deemed necessary as a basis for the opinions expressed below. In our review, we have assumed the genuineness of all signatures, the authenticity of the originals of the documents submitted to us and the conformity to authentic originals of any documents submitted to us as copies. We have relied, as to matters of fact, upon the certificates of public officials and officers of the Company. We have assumed that the Indenture will be the valid and legally binding obligation of the Trustee.
Based upon our examination of such documents, certificates, records, authorizations and proceedings as we have deemed relevant, it is our opinion that the Securities, when duly authenticated by the Trustee pursuant to the Indenture and delivered and paid for by the Underwriters in accordance with the Underwriting Agreement, will constitute valid and legally binding obligations of the Company under the laws of the State of New York, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally and general principles of equity (whether applied by a court of law or equity).

We do not express or purport to express any opinions with respect to laws other than the laws of the State of New York.
We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K and its incorporation by reference into the Registration Statement and to the reference to our firm in the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ White & Case LLP